UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 29, 2005
ENCORE ACQUISITION COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-16295	75-2759650
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (817) 877-9955
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Third Amendment to Credit Agreement

Item 1.01 Entry into a Material Definitive Agreement
          On December 29, 2005, Encore Acquisition Company (the “Company”) amended its Amended and Restated Credit Agreement dated as of August 19, 2004, as amended (the “Credit Agreement”), with Bank of America, N.A., as administrative agent and L/C issuer, Fortis Capital Corp. and Wachovia Bank, N.A., as co-syndication agents, BNP Paribas and Citibank, N.A., as co-documentation agents, and other lenders. The amendment to the Credit Agreement, among other things, (1) extends the maturity date from August 19, 2009 to December 29, 2010, (2) modifies the definition of Permitted Subordinate Debt and related provisions to permit the issuance of up to an additional $150 million of senior subordinated debt without lender consent (subject to an automatic $50 million borrowing base reduction in the event of any such issuance), (3) changes the borrowing base redetermination dates and reserve report delivery dates, and (4) increases the borrowing base from $400 million to $550 million.
          A copy of the Third Amendment to Credit Agreement dated as of December 29, 2005 by and among the Company, Encore Operating, L.P., a Texas limited partnership, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto is attached hereto as Exhibit 10.1 and is incorporated by reference herein.
          Bank of America, the other lenders under the credit facility and their affiliates or predecessors have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for the Company and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.
Item 9.01 Financial Statements and Exhibits.
          (c) Exhibits
10.1	Third Amendment to Credit Agreement dated as of December 29, 2005 by and among the Company, Encore Operating, L.P., a Texas limited partnership, Bank of America, N.A., as Administrative Agent and L/C Issuer, and the lenders party thereto

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE ACQUISITION COMPANY

Date: January 5, 2006	By:	/s/	Robert C. Reeves

Robert C. Reeves
Senior Vice President, Chief Accounting Officer
and Controller